Exhibit 10.1






June 30, 1998


Mr. Martin J. Pearson
15 River Road, Apt. 213
Cos Cob, CT   06807

Dear Martin:

I am delighted to extend this offer to you to join the senior management team at Hosiery Corporation of America (HCA). We intend to grow this company and expect you to be a vital part in developing and implementing our strategic plan.

This letter summarizes the offer of employment made to you by HCA:

  1.     Position:  Senior Vice President, Corporate Development.

  2.     Reporting Relationship: Report to John F. Biagini, Chairman and CEO.

  3. Primary Responsibilities: Initially, you will help develop strategic options for domestic and international growth of HCA's hosiery business and for acquisitions of direct marketing companies in the US. These initial efforts will require 6-8 months. Secondly, following this review period, it is expected that you will move into a chief operating role of one of those acquired companies or remain in a corporate role overseeing and directing the operations of acquired companies.

  4. Base Salary: Your annual base salary will be $200,000.00 to be paid in weekly installments.

  5. Bonus and Stock Option Plan: Once you assume your position following the initial strategic investigation period, you will be able to participate in bonus and applicable stock incentive programs which may include the opportunity for equity investments. It is understood that such plans may be developed either under HCA's current ownership or under new ownership, and the availability of such plans is dependent on considerations that cannot be foreseen at this time.





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Mr. Martin J. Pearson
June 30, 1998
Page 2



  6. Benefits: You will be entitled to the employee benefits described in the attached materials. After your first, second and third years of employment, you shall be entitled to a three-week vacation with full pay; and after your fourth anniversary, four weeks with full pay. Vacation time shall be taken with due regard for work schedules and the business interests of the Company.

  7. Company Car and Other Perquisites: You will be entitled to a company car equivalent to a (Buick LeSabre), a car phone at Company expense, and all costs related to gas, insurance and maintenance of that car.

  8. You will be entitled to the use of the Company Apartment, at no charge, other than telephone charges, until July 31, 1999.

  9. Confidentiality: During the term of your employment, you will have access to and become familiar with substantial amounts of proprietary and confidential information concerning the business operations of the Company, its products, marketing systems, sales information, computer systems and software, customer lists, financial and economic data and various plans for future operations (all of such information being herein referred to as the "Confidential Information"). You shall not disclose any portion of the Confidential Information, directly or indirectly, or use it in any way, either during the term of this Agreement or at any later time, except as required in the course of your employment or by law. All files, records, documents, drawings, specifications and similar items relating to the business of the Company, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances and shall be immediately returned upon cessation of your employment.

  10. Relocation: The Company will reimburse you for all reasonable and necessary expenses incidental to moving your household goods and personal belongings from your current residence, including reimbursement for legal and real estate expenses incurred in the sale of your current residence.











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Mr. Martin J. Pearson
June 30, 1998
Page 3



 11. Change in Position or Assignment: It is understood that your initial assignment will lead to a change in position once the Company decides on pursuing one or more of the strategic options under investigation. At the company's election and in the event the company acquires a controlling interest in other outside companies, and if you agree, you will serve as the Chief Operating Officer of one such acquired company as may be designated by the Company in lieu of serving as the company's Senior Vice President - Corporate Development. In such case, you shall perform your duties at the so designated company's location and your duties shall consist of those customarily rendered by chief operating officers of similar enterprises. Accordingly, the Company may assign its rights and obligations under this Agreement to the so designated company and you hereby agree to such assignment. Upon such assignment, the company hereby guarantees the monetary performance of the so designated company under this Agreement.

  12. Severance: It is understood that the employment relationship may be terminated with or without cause (defined below), by either party at any time. However, should the Company terminate the employment relationship without Cause at any time during your employment with the Company, the company will continue to pay you your then current base annual salary (the "Severance Salary") for six (6) months subsequent to the date of termination (the "Continuation Period") in equal weekly or biweekly installments less the usual deductions so long as you remain unemployed during the Continuation Period.

                  As used herein, the term "Cause" shall mean your (i) willful and repeated failure to comply with reasonable directives of superior corporate officers; or (ii) inability to perform your duties under this Agreement because of physical or mental illness or injury for more than one hundred eighty (180) consecutive days in any period of twelve (12) consecutive calendar months; or (iii) willful misconduct resulting in damage or loss to Company, or its related or affiliated companies; or (iv) addition to alcohol or drugs that have not been medically prescribed for use, which addiction shall require medical confirmation by a licensed physician.

  13. While employed at Corporate Headquarters, you will work a four-day week; in the event you oversee the operation of an acquired business, you will be expected to adjust your work schedule to that of the acquired company. Only with written permission of the company will you be allowed to provide services of a business nature directly or indirectly to any other person or organization during your employment.





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Mr. Martin J. Pearson
June 30, 1998
Page 4



Martin, we believe you have the skills, experience and intellect that will make you a successful player at HCA. More importantly, we share a vision for what makes a high-growth and profitable operation. We look forward to your contribution to this process.

This offer will expire one week from this date. Please countersign below, confirming your start date and return this leltter to me.

If you have any questions, please feel free to contact me.

Sincerely,

Hosiery Corporation of America



John F. Biagini

JFB/lbs

I intend to start employment on July 20, 1998.

 /s/ Martin J. Pearson              July 6, 1998
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Martin J. Pearson                   Date


















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